Exhibit 99

Media:	Tom Robinson 816.556.2902
Investor:	Todd Kobayashi 816.556.2312

FOR IMMEDIATE RELEASE

Great Plains Energy Board Announces Senior Management Changes

Kansas City, MO, September 22, 2003 - The Board of Directors of Great Plains Energy (NYSE: GXP) today announced Michael J. Chesser as Chairman and Chief Executive Officer effective October 1. Mr. Chesser succeeds Bernie Beaudoin who, as previously announced March 13, will retire effective December 31, 2003.

Mr. Chesser has had a long and distinguished career in the utility industry initially at Baltimore Gas and Electric and subsequently as President and Chief Operating Officer at Atlantic Energy, Inc. and as President and CEO at GPU Energy. In addition, he served as Chairman and CEO of Itron, Inc., a publicly held leader in meter reading and automated communications equipment, where he continues on the Board of Directors. He has a BS degree in Aerospace Engineering from Georgia Tech, an MBA in Finance from Loyola College, Baltimore, and is a graduate of the Advanced Management Program at Harvard University. Mr. Chesser and his wife, Susan, currently reside in New York City and will be relocating to Kansas City within several weeks.

Concurrently, the Board of Directors also announced that William H. Downey has been elected President, COO and a Director of Great Plains Energy and President and CEO of Kansas City Power & Light. Mr. Downey joined the Company in 2000 and has served as Executive Vice President of Great Plains Energy and President of Kansas City Power & Light. Prior to joining the Company, Mr. Downey has had many years of successful leadership at Unicom Corporation and its Commonwealth Edison subsidiary. He has a BS degree from Boston University, an MS from Columbia University and an MBA from the University of Chicago.

Robert West, lead Director of Great Plains Energy, said, "We are fortunate to have attracted Mike Chesser to Great Plains Energy. His extensive experience and demonstrated success in both regulated and non-regulated environments will be important in guiding our continued growth and profitability. He and Bill Downey constitute an outstanding leadership team for our Company."

Great Plains Energy (NYSE: GXP), headquartered in Kansas City, MO, is the holding company for three business units: Kansas City Power & Light Company, a leading regulated provider of electricity in the Midwest; Strategic Energy LLC,

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an energy management company providing electric load aggregation and power supply coordination; KLT Gas Inc., a subsidiary specializing in coal bed methane exploration and development. The Company's web site is www.greatplainsenergy.com.

CERTAIN FORWARD-LOOKING INFORMATION - Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the registrants are providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information. These important factors include: future economic conditions in the regional, national and international markets; market perception of the energy industry and the Company; changes in business strategy, operations or development plans; state and federal legislative and regulatory actions or developments, including deregulation, re-regulation and restructuring of the electric utility industry and constraints placed on the Company's actions by the Public Utility Holding Company Act of 1935; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air quality; financial market conditions including, but not limited to, changes in interest rates; ability to maintain current credit ratings; availability and cost of capital; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts; increased competition including, but not limited to, retail choice in the electric utility industry and the entry of new competitors; ability to carry out marketing and sales plans; weather conditions including weather-related damage; cost and availability of fuel; ability to achieve generation planning goals and the occurrence of unplanned generation outages; delays in the anticipated in-service dates of additional generating capacity; nuclear operations; ability to enter new markets successfully and capitalize on growth opportunities in non-regulated businesses; performance of projects undertaken by our non-regulated businesses and the success of efforts to invest in and develop new opportunities; and other risks and uncertainties. This list of factors is not all-inclusive because it is not possible to predict all factors.